.

FOR IMMEDIATE RELEASE

Contact:	Martha Fleming, Charles D. Christy
Fidelity Southern Corporation
(404) 240-1504

FIDELITY SOUTHERN CORPORATION
DECLARES THIRD QUARTER CASH DIVIDEND

Atlanta, GA (July 20, 2018) - Fidelity Southern Corporation (NASDAQ: LION) announced the Corporation declared a quarterly cash dividend of $.12 per share on its Common Stock. This dividend is payable August 14, 2018, to shareholders of record on August 2, 2018.

Fidelity Southern Corporation, through its operating subsidiaries Fidelity Bank and LionMark Insurance Company, provides banking services and Wealth Management services and credit-related insurance products through branches in Georgia and Florida, and an insurance office in Atlanta, Georgia. Indirect auto loans are provided in Georgia and Florida and mortgage loans are provided throughout the South, while SBA loans are originated nationwide. For additional information about Fidelity's products and services, please visit the website at www.FidelitySouthern.com.